Exhibit 10.22

February 6, 2017

Mr.Mark Chu

Dear Mark,

Strictly Private & Confidential

We are pleased to inform you that the Company has accepted your request for the reduction of your work schedule to 3 weeks per months, effective February 8, 2017. There is no change to your role as Senior Advisor, reporting to Micky Pant, CEO, Yum China. With same effect, the following terms apply:

Base Salary

Your base salary is adjusted to US$ 320,000 per annum, payable in arrears in 12 equalmonthly payments.

Yum China Leader's Bonus

You will continue to participate in the Company's Bonus Plan at the current target bonus rate of 60% of your base salary.

Long Term Incentive (LTI) Stock Appreciation Rights (SAR)

You will continue to be eligible to participate in the company's Annual Long Term Incentive - Stock Appreciation Right (SAR) Program. Grant size and value may change from year to year. Your 2017 LTI SAR grant is USD 1,000,000 (Face Value).

Other Terms and Conditions

There is no change to your other terms and conditions of employment, which will continue to be governed by established  policies  and  procedures,   including  but not limited  to  Code of Conduct,  Confidentiality  & Non-solicitation. The two-month written notice will continue to be applied by either party for terminating the employment.

You will continue to be eligible, in accordance  to the Company's Expatriate Guideline, to such benefits as Housing

& Utilities, Company Car & car running expenses, Medical & Life insurance, Tax Equalization, Vacation Leave &

Home Passage.

Kindly acknowledge your acceptance of the above terms and conditions by signing and returning the duplicate of this letter.

Yours sincerely,

For & on behalf of Yum China

/s/ Christabel Lo
Christabel Lo
Chief People Officer, Yum China

I, Mark Chu, confirm acceptance of the above terms and conditions.

Signature:	/s/ Mark Chu	Date:	February 6, 2017